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                                                                    EXHIBIT 99.1

                 [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

Board of Directors
Holly Corporation
100 Crescent Court, Suite 1600
Dallas, TX  75201

Members of the Board:

     Reference is made to our opinion letter dated March 30, 2003 (our "Opinion") with respect to the proposed merger transaction involving Holly Corporation (the "Company") and Frontier Oil Corporation ("Frontier"). Our Opinion is for the information of the Board of Directors of the Company in connection with its consideration of such merger transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor for any other purpose, without our prior written consent.

     In that regard, we hereby consent to the inclusion of our Opinion as Annex E to the Registration Statement of Frontier on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission with respect to the transaction referred to above and references made to such Opinion in the Registration Statement under the captions "Summary -- The Companies -- Fairness Opinions of Financial Advisors -- Holly", "The Merger -- Background of the Merger", "The Merger --Recommendation of Holly's Board of Directors and Reasons for the Merger" and "The Merger -- Opinion of Holly's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                    /s/  CREDIT SUISSE FIRST BOSTON LLC




May 12, 2003